Exhibit 99.1

Transactions involving shares of Common Stock of the Issuer during the past 60 days

On November 16, 2016, as a change in the form of his beneficial ownership, Robert J. Fisher received 595,475 shares for no consideration from a trust for which he is trustee and beneficiary which he transferred for no consideration to another trust for which he is trustee and beneficiary.  On December 9, 2016, Robert J. Fisher transferred by gift (i) 103,000 shares to a charitable organization and (ii) 202,500 shares to a trust organized exclusively for charitable purposes for which he is a trustee.  On December 16, 2016, Robert J. Fisher transferred 3,396 shares by gift and each of Robert J. Fisher and his spouse received a gift of 566 shares.

A trust organized exclusively for charitable purposes for which Robert J. Fisher is a trustee sold:  600,000 shares at $25.71 per share(1)  on November 22, 2016; 226,485 shares at $26.14 per share(2) on December 9, 2016; and 2,500 shares at $26.00 per share(3) on December 12, 2016.

On December 12, 2016, William S. Fisher transferred by gift (i) 192,000 shares to a charitable organization and (ii) 85,000 shares to a trust organized exclusively for charitable purposes for which he is a trustee.  On December 16, 2016, William S. Fisher transferred by gift 3,396 shares, each of William S. Fisher and his spouse received a gift of 566 shares, and trusts of which William S. Fisher is a trustee received gifts of 10,188 shares, including 2,264 shares from Robert J. Fisher and 4,528 shares from John J. Fisher.

A trust organized exclusively for charitable purposes of which William S. Fisher is a trustee sold: 100,000 shares at $25.78 per share(4) on December 12, 2016; 100,000 shares at $25.81 per share(5) on December 13, 2016; 100,000 shares at $25.53 per share(6) on December 14, 2016; and 100,000 shares at $25.63 per share(7) on December 15, 2016.

On November 15, 2016, as a change in the form of his beneficial ownership, John J. Fisher received 3,565,697 shares for no consideration from trusts for which he is trustee and beneficiary which he transferred for no consideration to another trust for which he is trustee and beneficiary. On December 12, 2016, John J. Fisher transferred by gift 380,000 shares to a charitable organization.  On December 16, 2016, John J. Fisher transferred by gift 4,528 shares, each of John J. Fisher and his spouse received a gift of 566 shares, and trusts for which John J. Fisher is a trustee received gifts of 5,094 shares, including 3,396 shares from William S. Fisher.

(1)  Represents the weighted-average price at which shares were sold within a range between $25.21 and $25.94.

(2)  Represents the weighted-average price at which shares were sold within a range between $25.75 and $26.61.

(3)  Represents the weighted-average price at which shares were sold within a range between $26.00 and $26.01.

(4)  Represents the weighted-average price at which shares were sold within a range between $25.70 and $26.02.

(5)  Represents the weighted-average price at which shares were sold within a range between $25.73 and $25.95.

(6)  Represents the weighted-average price at which shares were sold within a range between $25.50 and $25.64.

(7)  Represents the weighted-average price at which shares were sold within a range between $25.50 and $25.73.

The Reporting Persons undertake to provide the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in footnotes (1)-(7).